AGREEMENT


         This agreement (the "Agreement") entered into this 15th day of March, 2006 between SiriCOMM, Inc. ("SiriCOMM"), a Delaware corporation having its principal place of business located at 2900 Davis Boulevard, Suite 130, Joplin, Missouri, 64804 and DirecTruck, L.L.C., a Texas limited liability company having its principal place of business located at 5000 Legacy Drive, Suite 470, Plano, Texas, 75024 ("DirecTruck").

         WHEREAS, DirecTruck has developed a 915 mhz broadband wireless network infrastructure for the commercial transportation industry market that will allow users to connect to the SiriCOMM network through wireless transmission and receiving equipment installed in strategic locations that include truck stops and weigh stations, and a wireless truck data gathering device:

         WHEREAS, SiriCOMM desires to purchase the rights to DirecTruck wireless truck data gathering device;

         NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. DirecTruck will assign, convey, and transfer to SiriCOMM all proprietary rights and other rights, title, and interest associated with the development of a 915 mhz truck data system including but not limited to, all contracts, drawings, intellectual property, test results and research and such information and data to insure SiriCOMM obtains ownership of the technology related to the product known as the Pulse Box ("Pulse Box").

         2. SiriCOMM will pay the sum of $XXX,XXX for the rights to the Pulse Box which will be paid $XXX,XXX upon signing of this Contract, $XXX,XXX three (3) months from the signing of this contract and as part of SiriCOMM's settlement with Sat-Net Communications, an affiliated company of DirecTruck, $XX,XXX will be credited to

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              SiriCOMM subject to delivery of a signed and executed agreement by and between SiriCOMM and Sat-Net Communications, L.L.C. dated the same time as this agreement. (A copy of which is attached.)

         3. Idling Solutions shall deliver as Exhibit A of this contract its best estimate of Pulse Box usage and timing. Idling Solutions agrees to use SiriCOMM as its exclusive supplier of their monitoring network made capable by the Pulse Box.

         4. DirecTruck will transfer all rights hereinafter referred to as Back-Up-Rights to produce and use the Pulse Box and its underlying technology to Idling Solutions. SiriCOMM will also allow Idling Solutions to purchase the Pulse Box directly from SiriCOMM's supplier (on the same terms and conditions as SiriCOMM) in the event SiriCOMM is unable to provide Pulse Boxes on a timely basis.

         5. DirecTruck, Sat-Net Communications, Idling Solutions and all affiliated entities shall only produce the Pulse Box or utilize any of its network technology in the event that SiriCOMM becomes insolvent, files bankruptcy or does not deliver product to Idling Solutions within thirty days of receipt of a purchase order.

         This Agreement has been duly authorized and approved by all required corporate action by each company and does not violate their respective certificates of incorporation or bylaws.

         IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as of the date first written above.

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SIRICOMM, INC.                                       DIRECTRUCK, L.L.C.




/s/ Henry P. Hoffman                                  /s/ David E. Webb
---------------------------------                    ---------------------------
By: _____________________________                    By:________________________
Its:_____________________________                    Its:_______________________

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